UNITED STATES
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Allied Healthcare Products, Inc.

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October 11, 2012

To our shareholders:

Allied Healthcare Products domestic sales continued to be depressed by constraints on hospital and government entities’ budgets in fiscal 2013. Also, international sales fell abruptly, the result of Venezuela basically stopping orders after a change in the country’s political leadership. For the year, sales fell about 9 percent, from about $43.4 million to about $38.6 million. As a result, Allied recorded a net loss for the year of about $1.3 million, or a negative 16 cents per basic and diluted share. In the prior fiscal year, Allied recorded a loss of about $424,000, a negative 5 cents per basic and diluted share.

The bright spot in the year came from steadily growing sales of our new premium carbon dioxide absorbent Litholyme®, used in anesthesia procedures and launched in 2013. For the year, absorbent sales increased about 38 percent.

We see the following challenges and opportunities for 2014.

-	We believe that Litholyme® sales will continue to grow as Allied adds to the base of hospitals that understand its favorable pricing and performance.

-	We do not expect to see significant growth in domestic government spending in 2014. Sequestration’s constraints likely will remain in place at the federal level, and state budgets also will continue to be tight. However, we expect modest growth in domestic markets as a result of Litholyme® market strength and our significant investment in sales rep training in 2013.

-	Also, we expect international sales to strengthen, partly as a result of Venezuela’s new leadership renewing investment in healthcare infrastructure and also as a result of the expansion of our international distribution network accomplished in 2013.

-	On the operations or cost side, we believe that we will continue to benefit from a highly effective team that consistently delivers new efficiencies.

We thank Allied shareholders for their continued support.

Sincerely,

Earl R. Refsland	John D. Weil
President and Chief Executive Officer	Chairman